Exhibit 99.1 Press Release dated July 19, 2007

FOR IMMEDIATE RELEASE                                                                                                 FOR MORE INFORMATION:
July 19, 2007                                                                                                                              Steve Marcum Chief Financial Officer
                                                                                                                                                    (270) 393-0700

Citizens First Corporation Announces Second Quarter 2007 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported net income of $420,000 for the quarter ending June 30, 2007, compared to $478,000 for the quarter ending June 30, 2006, a decrease of $58,000, or 12.1%.  Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis was $892,000 for the six months ended June 30, 2007, a decrease of $135,000 or 13.1% compared to $1,027,000 reported for the six months ended June 30, 2006.  “Several initiatives are in effect to offset the expenses of growth through acquisition and branching,” Cohron said.

Earnings per share for the second quarter of 2007 was $0.15 per basic and diluted common share, compared to $0.37 and $0.31 per basic and diluted common share, respectively, for the second quarter of 2006.  Basic and diluted net income per share was $0.32 for the current six months, compared to $0.82 and $0.67, respectively, for the six months ended June 30, 2006. The percentage change in net income in the comparable periods is not proportional to the percentage change in net income per share due mainly to the effect of additional common shares issued in the fourth quarter of 2006.

Net interest income for the quarter ended June 30, 2007 increased $850,000 or 38.7% compared to the previous year.  Net interest income for the six month period ended June 30, 2007 increased $1,946,000 or 45.5% compared to the previous year due to the growth of assets.   The Company’s net interest margin declined to 4.11% for 2007 year-to-date compared to 4.71% for 2006 year-to-date, due to an increasing cost of funds. “While margin compression has impacted our net interest income, our margin remains strong in a very competitive market,” said Cohron.

Non-interest income increased $241,000 or 63.3% and $479,000 or 68.3% in the quarterly and year to date comparisons, respectively.  The increase in non-interest income was led by service charges on deposit accounts, which increased $208,000 for the quarter and $377,000 for the year to date. Non-interest expense increased $1,223,000 or 67.9% and $2,633,000 or 78.1% for the current quarter and six months respectively, compared to the same periods a year earlier.  Salaries and benefits increased $600,000 for the quarter and $1,271,000 for the year.  The Company has grown from five to nine offices during the past year and full time equivalent employees increased from 65 to 115 employees.  The amortization of core deposit intangibles related to the Kentucky Banking Centers acquisition totaled $86,000 for the quarter and $172,000 for the year.

The provision for loan losses was $40,000 and $100,000 respectively in the second quarter and year-to-date, compared to no provision expense for the previous year.  The increase in the provision expense is attributed to an increase in the growth of the loan portfolio for the year.  “Our credit quality is strong compared to peers in our market,” said Cohron.  “We are closely monitoring our loan portfolio, and we are aggressive in our collection efforts.” Non-performing assets totaled $1,285,000 at June 30, 2007, compared to $1,330,000 at December 31, 2006, a decrease of $45,000.  Non-performing assets to total loans ratio was 0.52% and 0.55% at June 30, 2007 and December 31, 2006, respectively.   The allowance for loan losses at June 30, 2007 was $3.1 million, or 1.23% of total loans, compared to $3.1 million, or 1.31% of total loans as of December 31, 2006.

Total assets at June 30, 2007 were $343.9 million, up $5.1 million or 1.5%, from $338.8 million at December 31, 2006.  Loans increased $8.0 million, or 3.3%, from $239.6 million at December 31, 2006 to $247.6 million at June 30, 2007.  Deposits at June 30, 2007 were $288.7 million, an increase of $9.3 million or 3.3% compared to $279.4 million at December 31, 2006.  Stockholders’ equity of $36.8 million equaled 10.71% of total assets as of June 30, 2007.

Return on average assets for the Company was 0.52% at June 30, 2007 compared to 1.04% for the previous year.  The Company’s annualized return on average equity was 4.87% for the six months ending June 30, 2007 compared to an annualized return of 10.11% for the six months ending June 30, 2006.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has nine offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the ability of the Company to assimilate the operations of Kentucky Banking Centers and to realize fully potential cost savings in connection with the acquisition. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Citizens First Corporation
Consolidated financial highlights (Unaudited)
In thousands, except per share data

                                                                                                                         Three Months Ended                                                 Six Months Ended
                                                                                                                                    June 30                                                                   June 30
                                                                                                                        2007                          2006                                  2007                               2006
Interest Income	$5,842	$3,479	$11,656	$6,712
Interest Expense	2,798	1,285	5,430	2,432
Net Interest Income	3,044	2,194	6,226	4,280
Provision for Loan Losses	40	-	100	-
Net Interest Income After Provision For Loan Losses	3,004	2,194	6,126	4,280
Non-Interest Income	622	381	1,180	701
Non-Interest Expenses	3,023	1,800	6,006	3,373
Income before Taxes	603	775	1,300	1,608
Income Tax Provision	183	297	408	581
Net Income	420	478	892	1,027
Preferred Dividends	130	130	258	258
Net Income Available for Common Shareholders	$290	$348	$634	$769
Basic Earnings Per Common Share	$0.15	$0.37	$0.32	$0.82
Diluted Earnings Per Common Share	$0.15	$0.31	$0.32	$0.67

	June 30	December 31
	2007	2006
Cash and Cash Equivalents	$21,346	$ 29,850
Available-for-Sale Securities	40,216	42,613
Loans Held for Sale	793	108
Loans	247,594	239,567
Allowance For Loan Losses	(3,057)	(3,128)
Other Assets	36,963	29,765
Total Assets	$343,855	$338,775

Deposits	$288,664	$279,375
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	2,306	3,921
FHLB Advances	9,072	11,354
Other Liabilities	6,984	7,636
Total Liabilities	307,026	302,286
Stockholders’ Equity	36,829	36,489
Total Liabilities and Stockholders’ Equity	$343,855	$338,775